UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 3, 2009
Spirit AeroSystems Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
3801 South Oliver, Wichita, Kansas 67210
(Address of principal executive offices)(zip code)
(316) 526-9000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) At its regular meeting on February 3, 2009, the Board of Directors (the “Board”) of Spirit AeroSystems Holdings, Inc. (“Spirit”) approved annual incentive awards payable to certain Spirit officers for 2008 performance under Spirit’s Short-Term Incentive Plan (the “Plan”). As previously disclosed in Spirit’s proxy statement for its 2008 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2008 (the “2008 Proxy Statement”), the Board based its awards on two performance measures: (1) earnings before interest and taxes (EBIT) and (2) free cash flow (cash flow from operations less net capital expenditures). However, in the last four months of 2008, a strike by certain employees of The Boeing Company (“Boeing”), which was beyond the control of Spirit’s management, had a significant negative impact on EBIT. As a result, the Board determined to make an adjustment to the awards which would have been earned by Plan participants based on the previously established performance targets to mitigate the impact of the Boeing strike. The Board projected that based on Spirit’s actual results through August 2008, before the strike occurred, Plan participants were on target to earn awards equal to approximately 121% of pre-established target levels. Accordingly, in calculating the actual awards granted, the Board gave credit to Plan participants for the 121% rate over the first eight months of 2008 based on results achieved during that period. The Board then took a weighted average of the 121% rate for the first eight months of 2008 and a 0% rate for the last four months of 2008, and arrived at an award level of approximately 81% of target levels. The terms of the awards are otherwise materially consistent with the previously disclosed terms of the Plan. A copy of the Plan was filed with the SEC on April 23, 2008 as Exhibit 99.1 to Spirit’s Registration Statement on Form S-8 (File No. 333-150401).
     The following table sets forth (1) the values of the awards which the Board estimated would have been earned from full-year projected results based on pre-Boeing strike actual results through August 2008, (2) the values of the awards which would have been earned based on actual full year 2008 results compared to previously established performance targets, without adjustment and (3) the values of the awards approved by the Board based on a weighted average of a 121% rate for eight months and a 0% rate for four months, in each case for Spirit’s principal executive officer, principal financial officer, and the other executive officers named in the 2008 Proxy Statement:

	Value of Awards if Calculated	Value of Awards if
	from Full Year Projected Results	Calculated Based on	Value of Actual
	Based on Actual Results	Actual Full Year 2008	Awards Granted Based
	through August 2008	Results, without	on 121% for 8 Months
Name	(pre-Boeing strike)	Adjustment	and 0% for 4 Months
Jeffrey L. Turner,	$1,277,490	$526,800	$853,416
President and CEO
Ulrich (Rick) Schmidt,	$839,050	$346,000	$560,520
EVP & CFO
John Lewelling,	$545,625	$225,000	$364,500
SVP/GM Wing Segment
Ronald C. Brunton,	$814,131	$335,724	$543,873
EVP & Chief Operations Officer
H. David Walker,	$283,513	$116,913	$189,398
SVP of Sales & Marketing
     Fifty percent of the above awards will be paid in cash and 50% will be paid in shares of Spirit’s Class A Common stock, the quantity of which will be determined using the average of the opening and closing trading prices of Spirit’s Class A Common stock on February 10, 2009, which is the third trading day after Spirit’s earnings announcement. The shares granted to each named executive officer will vest on the first anniversary of the date they are issued, as long as such officer remains employed by Spirit on such date. Spirit will provide additional information regarding the compensation of executive officers in its proxy statement for its 2009 annual meeting of stockholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
/s/ Ulrich Schmidt
Date: February 5, 2009	Ulrich Schmidt
Executive Vice President and Chief Financial Officer

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